Tracy Caswell
604 Dalmore Drive
Duluth, Georgia 30097

June 30, 2006

Dear Tracy:

This letter sets forth the Executive Employment Agreement ("Agreement") between SmartVideo Technologies, Inc. ("SmartVideo" or the "Company") and you Tracy C. Caswell ("you" or the "Executive"), with respect to your employment by the Company.

1. **Employment**

(a) You will be employed on the terms and conditions set forth herein and will serve as the General Counsel of the Company. You will be assigned duties and responsibilities consistent with this position and such other reasonable duties as specified from time-to-time by the President of the Company ("President") and the Company's Board of Directors.

(b) You accept this employment and agree that you will devote your full business time, attention, knowledge and skills, faithfully and to the best of your ability, to further the Company's business. You agree at all times to be subject to, observe and carry out such rules, regulations, policies, procedures, directions and restrictions as the Company may reasonably establish.

(c) During your employment under this Agreement, you will not, directly or indirectly, accept employment compensation from, or perform services of any nature for, any business enterprise other than the Company, except as may be approved in writing by the President of the Company, or engage in any activities that conflict with the business of the Company.

2. **Employment Term**. The term of this Agreement (the "Term") shall commence as of July 1, 2006 (the "Commencement Date") and shall expire on the second (2nd) anniversary of the Commencement Date with automatic extensions for successive additional one-year terms as provided herein. Ninety (90) days before the end of the second (2nd) year and ninety (90) days before the end of each year thereafter, the Agreement is extended for an additional one year period unless either party gives prior notice of termination (the "Renewal Term"). In the event prior notice of termination is given, this Agreement shall terminate at the end of the remaining term then in effect.

3. **Compensation.**

(a) **Base Salary**. The Company will pay you an annual base salary ("Base Salary") at the rate of $190,000 per year for the first year of your employment Term. Your base salary shall be reviewed, at a minimum, annually by the Company, and

the Company may increase your annual base salary pursuant to such reviews. The Company shall pay annual base salary in accordance with the normal payroll payment practices of the Company and subject to such deductions and withholdings as law or policies of the Company, from time to time in effect, may require.

(b) **Bonus.** In addition to the annual base salary payable under Section 3(a) hereof, you shall be eligible for an annual bonus, commencing with calendar year 2007, provided you meet certain performance goals set by the President and/or Board of Directors for that year. Should you meet those performance goals in the good faith judgment of the President and/or Board, you will be entitled to receive a minimum annual bonus of twenty percent (20%) of your annual base salary, although the President and/or Board may award you an amount in excess of twenty (20%) of your annual base salary in their sole discretion. Each such annual bonus will be paid to you within thirty (30) days after December 31 for any calendar year. In the event performance goals are not set in any calendar year that this Agreement is in effect, and you are not terminated for Cause (as defined in Section 10 herein), you shall receive a bonus of at least twenty (20%) of your annual base salary for that calendar year.

(c) **Stock Options.** On the Effective Date of this Agreement, the Company will grant you 100,000 stock options, which options are being granted at a strike price of $1.40 per share (closing price as of June 30, 2006) and shall vest pursuant to the Company's standard stock option agreement (which provides for the options to vest incrementally over a period of two (2) years, subject to certain exceptions).

(d) **Eligibility for Inclusion in Executive Stock Option Incentive Plan.** The Company anticipates implementing an Executive Stock Option Incentive Plan (the "Plan") prior to the end of calendar year 2006. You shall be deemed a participant in the Plan if and as soon as the Plan is implemented.

(e) **Re-payment of Former Employer Signing Bonus**. As a result of leaving her employment with Thompson Hine, LLP prior to the expiration of the initial one year employment period, Executive may be obligated to re-pay a $10,000 signing bonus issued to her upon the beginning of her employment with Thompson Hine. Thompson Hine has indicated its initial willingness to waive re-payment of such bonus. Should, however, it require re-payment, the Company agrees to re-pay such bonus to Thompson Hine on Executive's behalf.

4. **Additional Stock Options**. During the Term and any Renewal Term, you will be eligible for additional stock options to acquire the common stock of the Company, as determined by the President and/or Board of Directors, in their discretion.

5. **Business Expenses.** During the Term and any Renewal Term, the Company will reimburse you for reasonable and ordinary business expenses incurred by you in connection with the performance of your duties hereunder, in accordance with, and subject to, the Company's regular policies from time to time in effect regarding reimbursement of expenses and the documentation required. These expenses include, without limitation, a cellular phone/handheld device and usage charges related to same, laptop computer and high-speed internet plus all expenses incurred by you while working out of your home during maternity leave or otherwise as a result of your employment.

6. **Benefits.** During the Term and any Renewal Term, you will be eligible to participate and be covered by the welfare benefit plans or programs maintained by the Company from time to time for the benefit of its executives including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. In addition, during the Term and any Renewal Term, you will be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its executives. The Company shall pay for medical and dental benefits for you, your spouse and family during the Term and any Renewal Term.

Due to the fact that you are 6 months pregnant, the Company hereby expressly agrees to pay for maintaining all of your existing Thompson Hine, LLP healthcare benefits and insurance by paying for COBRA coverage for a period of six (6) months – from July 1, 2006 until December 31, 2006. Timely payment will be made directly by the Company to the appropriate party for the COBRA coverage, and it is understood that you will not be required to advance any funds in payment of such coverage.

7. **Vacation and Sick Leave.** During the first year of the Term, you will be entitled to three (3) weeks of paid vacation. During the second year of the Term, you will be entitled to four (4) weeks of vacation. Thereafter, during any Renewal Term, you will be entitled to, at a minimum, four (4) weeks of vacation per year. In addition to vacation, you will be eligible for the number of sick days per year to which other executive officers of the Company with similar tenure are entitled under the Company's policies, as detailed in the Employee Handbook.

8. **Maternity Leave.** You will be entitled to twelve (12) weeks of fully paid maternity leave on as-needed basis during the Term or any Renewal Term. Such maternity leave shall be separate and apart from any vacation or sick leave to which you are entitled under this Agreement or pursuant to Company policy. You agree that you will be reasonably available to the Company for work-related matters, at a minimum, during the last eight (8) weeks of such maternity leave.

9. **Memberships and Professional Licenses:** The Company will reimburse you for one professional membership which has a business related purpose. In addition, the Company will reimburse you for the costs associated with keeping in full force the professional legal licenses you possess. This benefit shall include two (2) trips per year to attend professional meetings necessary for maintaining the licenses and credentials.

10. **Termination of Employment.**

This Agreement and your employment by the Company hereunder may only be terminated before expiration of the Term (or a Renewal Term) (i) by mutual agreement of you and the Company; (ii) by you with Good Reason upon not less than two (2) weeks written prior notice to the Company; (iii) by you without Good Reason upon not less than sixty (60) days written prior notice to the Company; (iv) by the Company without cause upon sixty (60) days written prior notice to you; (v) by the Company for Cause; or (vi) by the Company or you due to your Disability. This Agreement shall also terminate immediately upon your death. Notice of termination by either the Company or you shall

be given in writing and shall specify the basis for termination and the effective date of termination.

For purposes of this Agreement "Cause" is defined in Section 10(a) below.

For purposes of this Agreement "Change in Control" means:

(i) the acquisition by any individual or entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the corporation where such acquisition causes such person to own thirty-five percent (35%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; or

(ii) individuals who as of the date hereof, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of all of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

(iii) the approval by the shareholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Business Combination") or, if consummation of such Business Combination is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); or

(iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

For purposes of this Agreement "Disability" means the inability of Executive to perform any of her duties hereunder due to a physical, mental or emotional impairment as determined by an independent qualified physician (who may be engaged by the Company), for a ninety (90) consecutive day period or for an aggregate of one hundred eighty (180) days during any three hundred sixty-five (365) day period.

For purposes of this Agreement "Good Reason" means the occurrence of any of the following events which is not corrected by the Company within thirty (30) days after your written notice to the Company of same: (i) the nature of your duties or the scope of your responsibilities are materially modified without your written consent; (ii) you are required to report to a different position without your written consent; (iii) the Company changes the location of your place of employment to more than fifty (50) miles from its present location; or (iv) a material breach of this Agreement by the Company.

(a) **By the Company for Cause**. Your employment may be terminated by the Company for Cause. For purposes of this Agreement, "Cause" means: (i) the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud; (ii) substantial and repeated failure to perform the duties of your position as reasonably directed by the Board without cure by you after thirty (30) days notice thereof; (iii) gross negligence or willful misconduct with respect to the Company; (iv) a material breach of this Agreement, including the attached Confidentiality, Non-Compete or Non-Solicitation Agreement, which is expressly incorporated into this Agreement; (v) your failure for any reason, within ten (10) days after receipt by you of written notice thereof from the Company, to correct, cease or otherwise alter any failure to comply with instructions or other actions or omissions which the Board reasonably believes does or may materially or adversely affect its business or operations; (vi) misconduct by you which is of such a serious or substantial nature that a reasonable likelihood exists that such misconduct will materially injure the reputation of the Company if you were to remain employed by the Company; (vii) continued substandard performance by you as determined in good faith by the Board without cure by you after thirty (30) days notice thereof; and (viii) engaging in harassing or discriminating behavior with respect to the Company's employees, customers or vendors in violation of the Company's policies. Upon a termination under this Section 10(a), you will receive that portion of your base salary, bonuses (which bonus shall be prorated if termination occurs prior to completion of the performance bonus term (as stated in Section 3(b) above)) and paid time off, that is earned but unpaid, as well as business expenses incurred and unpaid, as of the date of termination.

(b) **By the Company Without Cause or by the Executive for Good Reason.** Upon termination of your employment without Cause or by you for Good Reason, the Company shall be obligated to pay you: (i) your annual base salary at the time of termination of employment for one (1) year after termination of employment; (ii) that portion of your base salary, medical and dental benefits and paid time off, that is earned, but unpaid, as of the date of termination; (iii) one (1) year of continued medical and

dental benefits; (iv) all bonuses earned but not paid as of the termination date, which bonus shall be prorated if termination occurs prior to completion of the performance bonus term (as stated in Section 3(b) above)); (v) all of your vested stock options, plus all unvested stock options shall immediately vest on the effective date of termination; and (vi) business expenses incurred through the effective date of termination, but not paid.

(c) **By the Company Upon Your Disability**. In the event you become disabled, the Company may elect to terminate your employment by delivering notice of termination to you (such termination to be effective upon delivery of such notice). Upon termination under this Section 10(c), you will receive (i) that portion of your base salary, benefits and bonus (which bonus shall be prorated if termination occurs prior to completion of the performance bonus term (as stated in Section 3(b) above)) earned, but unpaid, as of the date of termination; (ii) six (6) months of base salary and Company paid medical and dental benefits for you, your spouse and family; and (iii) all vested stock options.

(d) **Upon Your Death.** Upon termination under this Section 10(d), your estate will receive (i) that portion of your base salary, benefits and bonus (which bonus shall be prorated if termination occurs prior to completion of the performance bonus term (as stated in Section 3(b) above)) earned, but unpaid, as of the date of termination; and (ii) all vested stock options.

(e) **By Executive Without Good Reason**.

(i) If you resign your employment with the Company without Good Reason, you will receive only that portion of your base salary earned, but unpaid, as of the date of termination. You will not be entitled to any bonus for the year in which your resignation occurs.

(f) **Certain Terminations in Connection with a Change in Control**.

If, within ninety (90) days preceding or within one (1) year following a Change in Control (as defined below), either the Company terminates your employment without Cause or you terminate your employment with the Company, the Company shall be obligated to pay you: (i) one (1) time your annual base salary at the time of termination of employment, which shall be paid ratably over one (1) year following termination; and (ii) all of your vested stock options, plus all unvested stock options shall immediately vest on the effective date of termination.

11. **Section 409A**. If you are considered a "specified employee" under section 409A of the Internal Revenue Code, payments of "deferred compensation" (within the meaning of section 409A) scheduled to be made to you under this Agreement on account of your termination of employment shall be delayed, if necessary to comply with Section 409A of the Internal Revenue Code, for a period of six months following your termination of employment. Any such delayed payments shall be paid together in a lump

sum on the first business day following the six-month anniversary of the termination of your employment.

12. **Restrictive Covenants.** You agree that as a condition of your employment under this Agreement, you will execute and abide by the Confidentiality, Non-Compete, Non-Solicitation Agreement, which is attached to this Agreement and is expressly incorporated herein.

13. **Indemnification**. The Company shall indemnify you to the fullest extent by Delaware law. In connection with any indemnification of you by the Company hereunder, the Company shall pay for and on behalf of you all professional fees and other out of pockets costs and expenses which you actually and reasonably incur in defending any proceeding arising as a result of your employment by the Company as an executive officer ("Proceeding") prior to the final disposition of such Proceeding; provided that, in connection with each such Proceeding, you shall provide the Company with an undertaking, in form and substance reasonably satisfactory to the Company, to repay any such advances if it shall be ultimately determined that you are not entitled to indemnity pursuant to Delaware law. The Company shall perform its obligation under this Section until such time as it may be determined that you are not entitled to indemnification by virtue of one or more of the exclusions provided under Delaware law. In addition to the indemnification provided above, you will be included as an insured on any Directors and Officers Insurance purchased by the Company.

14. **Miscellaneous**.

(a) **Severability.** The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement will not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement may be declared invalid, this Agreement will be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by duration, geographic scope or both, the otherwise invalid provision will be considered to be reduced to a period or area that would cure such invalidity.

(b) **Waiver of Default.** Any waiver by either the Company or you of a breach of any provision in this Agreement will not operate or be construed as a waiver of any subsequent breach of the same or any other provision of the Agreement.

(c) **Assignment.** The Agreement may not be assigned by you voluntarily or by operation of law, and the performance of your duties hereunder may not be delegated. The Company may assign or transfer its rights, benefits and obligations hereunder which will inure to any successor, assignee or transferee of the Company.

(d) **Amendment.** Neither the Agreement nor any term or provision hereof may be changed, waived, discharged, amended, modified or terminated other than by an instrument in writing signed by the parties.

(e) **Paragraph Headings.** The paragraph headings are for convenience only and in no way define, limit, extend or interpret the scope of the Agreement or of any particular section hereof.

(f) **Agreement Not Construed Against Drafter.** This Agreement will not be construed in favor of or against either of the parties hereto, regardless of which party initially drafted it.

(g) **Entire Agreement**. This Agreement contains the entire Agreement and understanding of the parties with respect to the entire subject matter hereof, and there are no representations, inducements, promises, or agreements, oral or otherwise, not embodied herein. Any and all prior or contemporaneous discussions, negotiations, commitments and understandings relating to the subject matter of the Agreement are superseded by the Agreement. No amendments to the Agreement may be made except by a writing signed by you and the Company. The respective rights and obligations of the parties hereunder will survive your termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

(h) **Governing Law.** The Agreement will be governed by, construed and enforced in accordance with the laws of the State of Georgia without regard to conflict of law provisions. Any claim, complaint, or action brought under this Agreement must be brought in a court of competent jurisdiction in the State of Georgia, whose courts will have exclusive jurisdiction over claims, complaints, or actions brought under this Agreement, and the Company and you hereby agree and submit to the personal jurisdiction and venue thereof.

(i) **Counterparts**. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15. **Waiver Of Jury Trial**.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT OR SHE MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

16. **Notices**.

Any notice required or desired to be delivered under the Agreement must be in writing and must be delivered personally, by courier service, or by registered or certified mail, postage prepaid, return receipt requested. The Notice will be effective upon delivery to the party to which such notice is directed, and will be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:

SmartVideo Technologies, Inc.
3505 Koger Blvd, Ste. 400
Duluth, GA. 30096
Attention: Chief Executive Officer

If to you:

Tracy Caswell
604 Dalmore Drive
Duluth, Georgia 30097

Sincerely,

William [signature]
VP - FINANCE

AGREED TO:

[signature]
Tracy C. Caswell

Date: June 30th, 2006

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